Exhibit 99.1
                                                                  ------------

MEREDITH CORPORATION UPGRADES THIRD QUARTER OUTLOOK


DES MOINES, Iowa - (March 22, 2002) - Meredith Corporation (NYSE: MDP) announced today that it expects its earnings to exceed the First Call consensus estimate and prior company guidance for its fiscal third quarter primarily due to improved advertising demand and the company's ongoing cost reduction efforts. The company also expects full fiscal year earnings to exceed the First Call Consensus estimate.

Meredith expects earnings per share for the third quarter of fiscal 2002, which ends March 31, to be in the range of $0.34 to $0.36. For its entire fiscal year, the company expects earnings to be in the range of $0.97 to $1.00 per share. The First Call Consensus estimate for Meredith's fiscal third quarter is $0.28 per share, and the estimate is $0.93 per share for fiscal 2002. Meredith is scheduled to release results for the third fiscal quarter on May 1.

William T. Kerr, Meredith's Chairman and Chief Executive Officer, noted that advertising at the company's television stations is pacing flat in the third fiscal quarter, compared to double digit declines in the first and second fiscal quarters. However, he said, "it's too early to discern a trend and television pacings are often volatile.

"We are also seeing an improvement in demand for magazine advertising," he said. "For example, our flagship magazine - Better Homes and Gardens - recently achieved its largest April issue ever, with more than 200 advertising pages."

Kerr said Meredith continues to benefit from its cost control efforts. "We are in the seventh quarter of our disciplined cost-reduction program which has produced a leaner, more efficient organization."

Kerr said the company has also experienced lower paper prices, which have reduced publishing production costs. In addition, he said "as we have indicated in earlier statements, circulation mailing costs in the third quarter of fiscal 2002 will be lower than in the same period a year ago because additional mailings were moved to the first half of the current fiscal year.

"We continue to focus on improved revenue generation and cost containment strategies to build upon our strong assets and to further strengthen our leading position in the home and family media market," Kerr continued. "That focus, along with our strong balance sheet, position us very well to benefit from a recovery in the economy."


About Meredith Corporation
--------------------------
Meredith Corporation (http://www.meredith) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing. The Meredith Publishing Group, the country's foremost home and family authority, includes 16 magazine brands, including Better Homes and Gardens and Ladies' Home Journal, and approximately 120 special interest publications. Meredith owns 12 television stations -- including properties in top 25 markets such as Atlanta, Phoenix, and Portland.

Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including 26 web sites, strategic alliances with leading specialty Internet destinations such as the Microsoft Network (MSN) and branded anchor tenant positions on America Online.
















































                                     - 2 -